Exhibit (r)(2)

DAWSON PARTNERS (US) INC. – CODE OF ETHICS AND CONDUCT

PURPOSE:

To ensure that Dawson Partners (US) Inc (the “Firm” or “Dawson”) and its staff (the “Staff”) adhere to a high standard of business conduct and ethics.

POLICY:

Dawson and all its Staff have a non-waivable fiduciary duty to deal fairly, honestly, and in good faith with its Investors at all times. In accordance with this fiduciary obligation, the Firm and its Staff are committed to conducting business openly and ethically, putting investor interests ahead of its own interests. We accomplish this by creating a workplace built on the strength of trust, accountability, and integrity in all our business practices.

It is the responsibility of every Staff member to act with a high degree of integrity, diligence, and maintain this Code of Ethics by supporting and actively participating in the process. Staff must comply with applicable rules and regulations, including but not limited to U.S. federal securities laws and other securities and anti-money laundering regulation, arising from Dawson’s registrations and business activities in the jurisdictions in which it operates, and with Firm policy. Dawson entrusts each Staff member with the responsibility to fulfill their ethical and regulatory commitments to the Firm and its Investors.

Staff must cooperate fully with any internal investigation and with any investigation or query from regulatory bodies or other agencies or institutions, as requested by Yann Robard, Dawson’s Managing Partner and Ultimate Designated Person (“UDP”) and/or Dawson’s Chief Compliance Officer (the “CCO”).

PROCEDURE:

1.1 Business Conduct

It is essential that Staff act with a high degree of integrity and that they understand and adhere to the guidelines set out in this policy and otherwise throughout this Compliance Manual.

Maintaining high ethical standards is a Dawson policy, an industry requirement, and a legal expectation.

If a Staff member violates this policy, Dawson will employ disciplinary measures that reflect the severity of the offence up to and including termination of employment and legal action.

1.2 Ethical Standards

While Dawson has tried to establish guidelines for the maintenance of high ethical standards, it is not possible to predict every situation that Staff may face in making an ethical judgment. If an ethical issue presents itself, the following questions should be considered:

•	Is the action or omission governed by Dawson’s policies?

•	Is the action or omission legal?
•	Would I be embarrassed if my supervisors, my colleagues, my investors, my family, or my friends knew the details of such action or omission?
•	How would the public view such action or omission if reported in the news?
•	Would I like to see the practice become a general practice in the industry or in our business?
•	Would I approve if colleagues acted in the same way?
•	How would I feel if I were the subject of the action or omission?
•	Am I compromising my personal ethics in any way?
•	Does the action or omission make me feel uncomfortable?

In addition, all existing and potential ethical issues should be discussed with the CCO or the UDP.

Dawson requires that every Staff member makes a personal commitment to observe high ethical standards and exercise proper judgment in all aspects of their business dealings.

1.3 Confidentiality

Information regarding the funds managed by Dawson (the “Funds”), separately managed accounts (each a “SMA”) and the special purpose vehicles (each a “SPV”), and their respective businesses, operations, and prospective and actual Investors, including information on prospective and actual portfolio companies, must be held in strict confidence by Staff and only be used in connection with a Staff’s professional responsibilities to Dawson. Staff are prohibited from forwarding work-related information to any personal email addresses, and all business correspondence must be discussed through a Dawson email account.

Staff are also prohibited from disclosing such confidential information to a third party, unless that individual has a legitimate need to know in connection with the business of Dawson (and is also subject to stringent confidentiality obligations) or if required by law, rule, or regulation.

It is recognized that certain Staff members may, in the course of their regular activities within Dawson, be in receipt of material non-public information and that securities laws restrict trading based on such information. Staff must ensure that any material non-public information or confidential information is adequately safeguarded. Disclosure of such information to a spouse, friend or any third party, except as prescribed in this Compliance Manual, is prohibited.

1.4 Conflicts of Interest

Staff must avoid any activity, interest or association that may interfere or appear to interfere with the independent exercise of their judgement in the best interests of Dawson, the Funds, SMAs, and their respective Investors.

1.5 Use of Dawson’s Name and Logo

Dawson’s name or logo cannot be used, promoted, or disclosed for any purpose other than for legitimate business of the Firm, unless written permission has been obtained from the UDP or CCO.

1.6 Gifts and Entertainment

The Firm has guidelines limiting the exchange of gifts, compensation, or gratuities to or from external sources (“Gifts”), as well as the offer or acceptance of entertainment, meal, hotel accommodations (“Entertainment”), or other items of material value that are reasonably expected to compromise a Staff member’s independence or objectivity. Under no circumstances should Staff at Dawson accept or offer Gifts, Entertainment, favours, or items of material value which could be considered frequent, excessive, or extravagant.

Full disclosure of Gifts, Entertainment and/or gratuities must be made to the CCO if they are valued above the Firm’s pre-determined thresholds outlined below:

Entertainment

Since it is recognized that the nature of Dawson’s business involves providing and receiving Entertainment, this policy does not apply to customary, ordinary business-related Entertainment that is valued below US $5001. Staff must notify the CCO of any Entertainment that is provided or received above US $500 and obtain pre-approval for such Entertainment to be given or received. The policy will apply on a per Entertainment event basis and is not cumulative for a particular recipient. Under all circumstances involving Entertainment, both the giver and recipient must attend the event, otherwise, such Entertainment will be deemed to be a Gift subject to the requirements below. All Entertainment that is disclosed to the CCO will be reviewed for reasonability, any actual or perceived conflicts of interest, and whether any independence or objectivity would be compromised.

Gifts

The solicitation of any Gifts by Staff is strictly prohibited. In the event that a Staff member is in the position to receive a Gift that could possibly be viewed as impairing their independence or objectivity and/or the fair value of the Gift is above the Firm’s pre-determined threshold of US$2501, the Staff member must seek pre-approval from the CCO prior to acceptance. The CCO will consider if the Gift poses a potential conflict of interest and whether it would be reasonably expected to impair the Staff member’s independence or objectivity. If the Gift does present a conflict of interest, the Gift will generally be returned or denied, unless otherwise determined by the CCO. If it does not present a conflict of interest, the CCO will determine whether it may be kept. The CCO may also consult with the UDP to determine actions required, if any. The policy will apply on a per Gift, per individual basis. However, the number of Gifts received may be reviewed to ensure it is not considered to be frequent, excessive, or extravagant when reviewed together. The acceptance by Staff members of any cash or cash-like gifts (e.g., gift cards), securities, or loans is strictly prohibited.

[1]	UK Co Staff are subject to a per third-party, cumulative limit of £200 for Gifts given or received, and £500 for Entertainment provided or received. All Gifts and Entertainment which exceed these thresholds require pre-approval from the CCO. In addition, all Gifts and Entertainment require logging in the Firm’s systems. Certain Staff who are registered representatives subject to FINRA Rule 3220 are generally limited to providing gifts and gratuities with an aggregate value of no more than $100 per recipient per calendar year in relation to the business of the recipient’s employer. Such individuals must comply with applicable FINRA requirements in addition to Dawson’s policies.

If a Staff member would like to provide a Gift to a third-party, the purchase must be pre-approved by a member of Dawson’s leadership team (the “Leadership Team”) and adhere to the limit of a maximum spend of US$1,000 (inclusive of taxes). For any Gift over US$1,000, the purchase must be pre-approved by the CCO or the UDP. There are also strict requirements on the providing of Gifts to certain Investors, placement agents or parties to a referral arrangement with Dawson. Prior to providing any such Gift, all Staff must consult the CCO or the Compliance team to determine if the Gift is allowable under regulatory guidance or pursuant to our legal agreements with that Investor. Potential gifts and entertainment relating to the CCO that are reportable and require approval according to the thresholds above must be approved by the UDP.

Annual Acknowledgment and Training

Staff will be required to review and acknowledge this Gift and Entertainment Policy on a quarterly basis, and the policy will also be reviewed during the annual compliance seminar.

The CCO, or their delegate, will maintain records of all approvals granted pursuant to this Policy.

1.7 Political Contributions (“Pay-to-Play Rule”)

Dawson prohibits Staff from making political contributions (either direct or indirect) to government officials, candidates, entities, or political action committees associated with any local, state, or federal levels of government in the United States without prior written approval from the CCO. Political contributions by the CCO must be pre-approved by the UDP.

Contributions include any gift, subscription, loan, advance, deposit of money, or anything of value (regardless of to whom it was paid) rendered for the purposes of influencing any election, satisfying any debt incurred in connection with any such election, or paying the transition or inaugural expenses of a successful candidate, and any solicitation or coordination of the making of any of the foregoing contributions or payments to a political party (including fundraising activities).

Dawson does not pay any third-party solicitor to solicit a government entity for advisory business, and under no circumstances may a Staff member engage in any of the foregoing activities indirectly, such as by arranging for payment through third parties including, for example, immediate family members (i.e., spouse, domestic partner, minor children, other immediate family under the same household), attorneys, friends or companies affiliated with the Firm as a means of circumventing the Pay-to-Play Rule.

Staff are required to disclose each direct or indirect contribution that was made to an official of a government entity (including any state, city, county or other political subdivision and any instrumentality thereof) or candidate for such office, and each direct or indirect payment to a political party of a state or political subdivision thereof, in each case during the two-year period prior to the date of hire (and quarterly thereafter).

Any incident violating this policy will be reported to the CCO as well as appropriate members of the Leadership Team.

The CCO, or their delegate, will maintain records of all approvals granted pursuant to this Policy.

1.8 Personal Trading

All Staff, including “Access Persons” as defined in the Advisers Act of 1940, as amended (the “Advisers Act”), must ensure their personal investment activities do not conflict with their responsibilities to Dawson and its clients, and are made in accordance with all relevant regulatory obligations, including Rule 204A-1 under the Advisers Act and, as applicable to the US Registered Funds, Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”). “US Registered Funds” are those investment companies registered with the U.S. Exchange Commission (the “SEC”) under the 1940 Act that the Firm provides advisory services to.

Except as specifically outlined in this Code of Ethics, Staff members (and those parties over whom they have influence) are prohibited from entering into personal trades. Dispositions of Securities2 acquired prior to joining Dawson may be undertaken only with the CCO’s (or delegate’s) prior written approval.

With respect to the US Registered Funds subject to Rule 17j-1 of the 1940 Act, an “Access Person” for a US Registered Fund is any director, trustee, officer, general partner, member or advisory person of the Firm, as defined in Rule 17j-1. With respect to the US Registered Funds, all Access Persons are prohibited, in connection with the purchase or sale, directly or indirectly, by the Access Person of a security held or to be acquired by a US Registered Fund: (1) employing any device, scheme or artifice to defraud the US Registered Fund; (2) making any untrue statement of a material fact to the US Registered Fund or omitting to state a material fact necessary in order to make the statements made to the US Registered Fund, in light of the circumstances under which they are made, not misleading; (3) engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the US Registered Fund; or (4) engaging in any manipulative practice with respect to the US Registered Fund.

1.8.1 Prohibited Personal Trading and Scope of Policy

Staff must place the interests of Dawson and its clients ahead of their own personal interests. Except for transactions in the specific Securities outlined below, Staff and those parties over whom they have influence (“Related Parties”), as outlined further below, are strictly prohibited from entering into personal trades to avoid any real or perceived conflicts of interests.

[2]	For the purpose of this Code of Ethics, “Security” generally will have the meaning set forth in Section 202(a)(18) of the Advisers Act, such that it includes: (i) private fund (e.g., hedge fund or private equity fund) interests, including limited partnership or limited liability company interests; (ii) any debt or equity security of any issuer, including any note, stock, treasury stock, security future, bond, debenture, or evidence of indebtedness; (iii) any certificate of interest or participation in any profit-sharing agreement; (iv) any collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, or certificate of deposit for a security; (v) any fractional undivided interest in oil, gas or other mineral rights; (vi) any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof); (vii) any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency; or (viii) in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

All trading activity in an account that is owned or controlled by a Staff member, or in a Related Party account, is subject to requirements of this Code of Ethics. A Related Party account will be deemed, irrespective of whether the account is in the Staff member’s name, where the Dawson Staff member (or a corporation owned or controlled by the Staff member, or a trust over which the Staff member is a beneficiary or trustee):

•	has a beneficial interest in the account;
•	has power of attorney over the account;
•	has trading authority over the account; or
•	provides recommendations or directs the investment decisions in an account.

Notwithstanding the above, it is recognized that trades in certain types of investments are unlikely to create a conflict and are therefore exempted from the trading prohibition, as outlined in Section 1.8.3 below. Staff and their Related Parties are also permitted to sell Securities that they held prior to joining Dawson, subject to pre-approval by the CCO or their delegate (see Section 1.8.4 below).

1.8.2 Staff Disclosure and Training

Initial and Annual Holdings Reports

Except as otherwise provided below, every Staff member will report to the CCO via ComplySci, no later than 10 days after the person becomes a Staff member, the following information (which information must be current as of a date no more than 45 days prior to the date the person becomes a Staff member):

•	With respect to each Reportable Security[3] in which the Staff member has any direct or indirect Beneficial Ownership[4] (including, for the avoidance of doubt, ownership by such Staff member’s immediate family members5), the title and type of such Reportable Security, and (as applicable) the exchange ticker symbol or CUSIP number, number of shares and principal amount;
•	The name of any broker, dealer or bank with which the Staff member or immediate family member maintains an account in which any Reportable Securities are held for the Staff member’s or immediate family member’s direct or indirect benefit; and
•	The date the Staff member submits the report.

[3]	For the purpose of this Code of Ethics, “Reportable Security” generally will include all Securities, but for this purpose will not include: direct obligations of the U.S. Government (e.g., Treasuries, GNMAs); bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements; shares issued by money market mutual funds; shares issued by unaffiliated open-end mutual funds; securities held through a qualified tuition program established pursuant to Section 529 of the Internal Revenue Code of 1986, as amended (529 Plans).
[4]	For the purpose of this Code of Ethics, “Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Exchange Act.
[5]	For purposes of the Personal Trading Policy, “immediate family member” includes any of the following relationships sharing the same household: child, domestic partner, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships..

Except as otherwise provided below, every Staff member must report to the CCO at least once annually by February 14 the information described above (which information must be current as of a date no more than 45 days before the date on which the report is submitted) for the year ended December 31, provided, however, where the Staff member has provided Dawson with broker trade confirmations or account statements listing all of their securities holdings (which includes all of the information required to be included in annual report as described above), the Staff member can satisfy the annual holdings reporting requirement by timely confirming the accuracy of the information via ComplySci.

A Staff member need not make a report under this Section 1.8.2 with respect to Reportable Securities held in any Blind Pool Account6.

Quarterly Transaction Reports

Except as otherwise provided below, every Staff member will report to the CCO, no later than 30 days after the end of each calendar quarter, the following information with respect to all transactions during the quarter in any Reportable Security in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership (including, for the avoidance of doubt, ownership by the Staff member’s immediate family members) in the Reportable Security:

•	The date of the transaction, the title and (as applicable) the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount of each Reportable Security involved;
•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•	The price of the Reportable Security at which the transaction was effected;
•	The name of the broker, dealer or bank with or through which the transaction was effected; and

•	The date the Staff member submits the report.
•	A Staff member need not make a report under this Section 1.8.2 with respect to Reportable Securities held in any Blind Pool Account.

Exceptions from Reporting

Staff are not required to submit:

•	Any report with respect to Securities held in any Blind Pool Account over which the Staff member had no direct or indirect influence or control;

[6]	For the purpose of this Code of Ethics, “Blind Pool Account” means an account for which a Staff Member does not (a) exercise any investment discretion or decision-making, (b) receive notice of transactions prior to execution or (c) otherwise have direct or indirect influence or control. The CCO has authority under this Code of Ethics to determine at any time whether a particular account qualifies or continues to qualify as a Blind Pool Account, whether additional information should be provided by the relevant Staff Member or whether additional steps must be taken by the relevant Staff Member in order to maintain Blind Pool Account status for the relevant account.

•	A quarterly transaction report with respect to transactions effected pursuant to an automatic investment plan;
•	A quarterly transaction report if the report would duplicate information contained in broker trade confirmations or account statements that Dawson holds in its records so long as Dawson receive the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

Pre-approval of Certain Investments

Staff are required to obtain approval from the CCO before they directly or indirectly acquire beneficial ownership in any Security (except for the exempt Securities listed in Section 1.8.3 and any government securities). Note Staff (including, for the avoidance of doubt, ownership by such Staff member’s immediate family members) may not purchase or sell any Securities in an IPO or Limited Offering7 without obtaining prior approval of the CCO by submitting a clearance request via ComplySci.

1.8.3 Securities Exempt from Pre-Approval Requirements

Staff trades in the following types of Securities are exempt from the pre-approval requirements of this Code of Ethics:

•	Mutual funds;
•	Guaranteed Investment Certificates (GICs);
•	Crypto currencies;
•	Commodities;
•	Exchange Traded Funds (“ETFs”, other than single-stock ETFs);
•	Dividend Reinvestment Plans (“DRIPs”) for existing holdings; and
•	Derivatives relating to any of the above.

For the avoidance of doubt, deposit products are not considered Securities under applicable Securities regulations and are exempt from the prohibition on personal trading. Any fully managed account is also exempt from the pre-approval requirements of this Code of Ethics, except that Staff and their immediate family members must still preclear IPOs and Limited Offerings for such fully managed accounts. However, for a personal investment account to be deemed as fully managed, Staff must provide the Compliance team with a copy of the account agreement or equivalent representation evidencing that an investment advisor has complete discretionary authority over the account and will not accept client-directed trades.

[7]	For the purpose of this Code of Ethics, “Initial Public Offering” or “IPO” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act; “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(a)(2) or Section 4(6) thereof, or pursuant to Regulation D (Rules 504, 505 or 506) thereof.

1.8.4 Securities Held Prior to Dawson Employment

Investments that Staff have made prior to joining Dawson may be liquidated with the CCO, or their delegate’s, prior approval. Personal trades of such a nature made by the CCO must be pre-approved by the UDP. The approver will deny the trade request, under the following circumstances:

•	The approver is aware that Dawson is considering an investment or disposition that is connected to the issuer of the Securities subject to the request;
•	The approver is aware that the private equity funds in which the Funds, SMAs or SPVs are invested, are contemplating an investment that is connected to the issuer of the Securities;
•	The approver is aware that the Firm is in possession of material non-public information with respect to the issuer of the Securities;
•	The approver suspects that the Staff member is trading based on material non-public information;
•	The approver believes that the proposed transaction is not in the best interest of Dawson, the Funds or the Investors;
•	The approver believes that the trade may violate securities regulation; (e.g., over the counter trades in halted or restricted Securities, market manipulation, insider trading); or
•	The trade is to be executed with an Investor.

A Staff member must request a personal trade approval by sending the CCO or their delegate (or UDP in the case of the CCO’s trades) a request that lists the specific Security and other relevant sale details. Staff are strictly prohibited from executing the trade unless they have received prior approval.

1.8.5 Private Investments

Notwithstanding the general prohibitions set out above, the CCO may on an exceptional basis allow a Staff member to make a passive private investment in a private business venture. The Staff member must request approval for such investment from the CCO.

The CCO may approve a passive private investment by a staff member where:

•	the investment does not create a real or perceived conflict with Dawson, the Funds, SMAs or Investors;
•	such investments by the Staff member are undertaken on an exceptional basis only; and
•	the investment does not present any reputational issues for Dawson.

Private investments by the CCO must be approved by the UDP. An ongoing log of approved private investments for all Staff will be maintained by the Compliance team.

1.8.6 Compliance Review

The Compliance team will review all executed Staff trades against the requirements of this Code of Ethics. For personal investment accounts on the Firm’s direct broker feed in ComplySci, the Compliance team has implemented pre-determined trade rules that run immediately against post-trade data in the system. For personal investment accounts that are not on the Firm’s direct broker feed in ComplySci and require the upload of account statements into the system, the Compliance team will manually review those statements. The results of such reviews will be documented by the Compliance team in ComplySci. The CCO’s holding reports will be available for review by another member of the Compliance team.

1.8.7 Investigation and Sanctions

In cases where a Staff member realizes they are not in compliance with this Code of Ethics or a review of a Staff member’s personal trading account determines that there has been a violation, the CCO must be notified immediately.

If the CCO suspects an individual or entity that is subject to this policy is not in compliance with, or is uncertain about, the Firm’s trading policy, the CCO will investigate the matter. The CCO will review infringements on a case-by-case basis and determine actions to be taken, in consultation with the UDP as required. Non-compliant activity may include (but not limited to): failure to obtain preclearance, making prohibited investments, and maintaining undisclosed accounts.

If requested by the CCO, the Staff member must make available to the CCO, any documents, records or information relating to the personal trading activity.

Failure to comply with this Code of Ethics may, depending on the circumstances, be grounds for a warning, revision of responsibilities, suspension, or dismissal, as further detailed in the Employee Misconduct Policy. Failure to comply with certain provisions of this Code of Ethics may also constitute a violation of certain securities laws and subject the individual to sanctions under securities laws and regulations.

1.8.8 Record Retention

The CCO will ensure that electronic copies of all trade approval requests and responses are maintained for a period of seven years.

The CCO will ensure that a record of all reviews or investigations that have been undertaken under Section 1.8.6 and 1.8.7 above, the conclusions from the review or investigation, the sanctions (if any) levied against the Staff member, and any further supervision that has been conducted regarding personal trading is maintained for a period of seven years.

1.9 Outside Business Activities

Staff are required to obtain approval from the CCO, prior to becoming engaged in (unless prior to their employment), any business activities outside of the Firm. Such activities include, but are not limited to:

•	Acting as a director or officer of another organization (including charitable organizations);
•	Entering into a consulting, employment or business arrangement with another person or organization;
•	Engaging in any securities-related activities or financial-related services, other than those provided to the Firm;

•	Holding a position of power or influence in a charitable, social or religious organization, where the activity places the individual in contact with Investors or potential Investors (including positions where the individual handles investments or monies of the organization);
•	Owning 10% or more of the securities of an active business or an entity that passively holds investments or other assets (e.g., a holding company or trust);
•	Owning sufficient securities to exercise control of an active business or an entity that passively holds investments or other assets (e.g., a holding company or trust); or
•	Creating media content from which there is a financial benefit (i.e. podcaster, influencer or finfluencer).

Staff should consult with the CCO if they are unsure whether a particular business activity would require the approval of the CCO. Potential business activities of the CCO must be approved by the UDP.

The CCO may request any additional information they consider necessary in connection with their determination. An ongoing log of approved outside activities for all Staff will be maintained by the Compliance team.

On any date following any such approval, the CCO may request that a Staff member cease the outside business activity (despite having been previously approved) if it does or is likely to materially conflict with or be perceived to conflict with the activities of Dawson or its Investors. Conflicts may arise where the outside business activity is substantially similar to activities performed by Dawson or activities under which the Staff member’s (or a related person’s) economic interests’ conflict with those of Investors.

If the Staff member is registered with a regulatory body, the CCO will ensure this activity is reported, where required.

If the outside business activity causes the Staff member to become an insider of a public issuer, the Staff member is obligated to seek counsel and ensure appropriate insider filings are submitted, as required.

1.10 Staff Compliance Acknowledgement

Upon joining Dawson, on an annual basis, and upon any amendments to the Compliance Manual, all Staff must provide a written acknowledgement that they have read, understood, and agree to comply with the Firm’s compliance policies and procedures, including this Code of Ethics. Aside from disclosing gifts and entertainment, personal trade accounts, and outside business activities, each Staff member must also confirm compliance with standards of professional conduct, as well as the Firm’s policies on conflicts of interest, confidentiality, personal trading, political contributions, investor complaints, use of social media, and approved communication channels on a quarterly basis. All Staff must be provided with a copy of this Code of Ethics and any amendments. All new Staff are trained on this Code of Ethics upon commencement of employment, and at least annually thereafter.

1.11 Compliance Monitoring

The CCO will determine, in connection with periodic reviews of Staff and Firm activities, if Staff are satisfying their fiduciary obligations. Certain activities will be reviewed, such as:

•	Staff’s personal trading activities;
•	Staff’s outside business activities;
•	Staff’s gift and entertainment activities; and
•	Political donations (if any).

If a Staff member is found to have breached any provision of the Code of Ethics and Conduct and/or their fiduciary duty, this will be reported by the CCO to the UDP, and appropriate disciplinary action will be taken according to the Employee Misconduct Policy. This may include actions such as warning letters, training, suspension, probation or termination. Staff members are required to report any violations of this Code of Ethics promptly to the CCO.

1.12 “Open Door” Policy

The Firm operates under an “open door” policy, under which Staff are encouraged to freely ask questions regarding compliance matters and to report concerns of all kinds, such as potential violations of the compliance program or the Code of Ethics and Conduct and/or conflicts of interest to the CCO or Dawson’s General Counsel. Staff will be protected from reprisals or victimizations for whistleblowing, and every appropriate effort will be made to treat a reporting person’s identity with appropriate regard for discretion and confidentiality. Finally, although Staff are required to abide by various industry-standard confidentiality agreements in the course of and/or following their employment and in connection with various investments, Staff should understand that it is the Firm’s policy not to treat such confidentiality agreements as limiting or inhibiting in any way their reporting to the CCO, General Counsel, or to appropriate authorities or under applicable whistleblower laws or regulations.